                                                      OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )*

                                 Omtool Limited
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    681974101
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 35 Pages

CUSIP NO. 681974101                   13G                     PAGE 2 OF 35 PAGES
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware limited partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 35 Pages

CUSIP NO. 681974101                   13G                     PAGE 3 OF 35 PAGES
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware limited partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 35 Pages

CUSIP NO. 681974101                   13G                     PAGE 4 OF 35 PAGES
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Investors III, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware limited partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 35 Pages

CUSIP NO. 681974101                   13G                     PAGE 5 OF 35 PAGES
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts general partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 35 Pages

CUSIP NO. 681974101                   13G                     PAGE 6 OF 35 PAGES
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 35 Pages

CUSIP NO. 681974101                   13G                     PAGE 7 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stephen G. Woodsum
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 35 Pages

CUSIP NO. 681974101                   13G                     PAGE 8 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Gregory M. Avis
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 35 Pages

CUSIP NO. 681974101                   13G                     PAGE 9 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John A. Genest
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 35 Pages

CUSIP NO. 681974101                   13G                    PAGE 10 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Martin J. Mannion
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 35 Pages

CUSIP NO. 681974101                   13G                    PAGE 11 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Ernest K. Jacquet
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 35 Pages

CUSIP NO. 681974101                   13G                    PAGE 12 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Bruce R. Evans
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 35 Pages

CUSIP NO. 681974101                   13G                    PAGE 13 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Thomas S. Roberts
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 35 Pages

CUSIP NO. 681974101                   13G                    PAGE 14 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Walter G. Kortschak
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 35 Pages

CUSIP NO. 681974101                   13G                    PAGE 15 OF 35 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Joseph F. Trustey
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,698,378 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,698,378 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,698,378 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 15 of 35 Pages

                                  Schedule 13G


Item 1(a).        Name of Issuer:  Omtool Limited

Item 1(b). Address of Issuer's Principal Executive Offices: 8 Industrial Way, Salem, NH, 03079.


Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts, Kortschak, and Trustey are individual general partners of Stamps, Woodsum & Co. IV and Summit Investors III, L.P.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P. and Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d).        Title of Class of Securities: Common Stock, par value $.01

Item 2(e).        CUSIP Number:  681974101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                               Page 16 of 35 Pages

                  (a) [    ]   Broker or Dealer registered under
                               Section 15 of the Securities Exchange Act of
                               1934 (the "Act").

                  (b) [    ]   Bank as defined in Section 3(a)(6) of the Act.

                  (c) [    ]   Insurance Company as defined in Section 3(a)(19)
                               of the Act.

                  (d) [    ]   Investment Company registered under Section 8 of
                               the Investment Company Act of 1940.

                  (e) [    ]   Investment Adviser registered under Section 203
                               of the Investment Advisers Act of 1940.

                  (f) [    ]   Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g) [    ]   Parent Holding Company, in accordance with Rule
                               13d-1(b)(ii)(G) of the Act.

                  (h) [    ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                               of the Act.

                  Not Applicable.

Item 4.           Ownership.
                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, and Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,698,378 shares of Common Stock as of December 31, 1997. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 1,698,378 shares of Common Stock as of December 31, 1997.

                        As of December 31, 1997, Summit Ventures IV, L.P. was the record holder of 1,609,966 shares of Common Stock. As of December 31, 1997, Summit Investors III, L.P. was the record holder of 88,412 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P. and Summit Investors III, L.P. are referred to


                               Page 17 of 35 Pages
                        herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,698,378 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV and Summit Investors III, L.P. each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 1,698,378 shares of Common Stock.

      (b) Percent of Class:

                        Summit Ventures IV, L.P.: 14.8%
                        Summit Partners IV, L.P.: 14.8%
                        Stamps, Woodsum & Co. IV: 14.8%
                        Summit Investors III, L.P.: 14.8%
                        E. Roe Stamps, IV: 14.8%
                        Stephen G. Woodsum: 14.8%
                        Martin J. Mannion: 14.8%
                        John A. Genest: 14.8%
                        Gregory M. Avis: 14.8%
                        Ernest K. Jacquet: 14.8%
                        Bruce R. Evans: 14.8%
                        Walter G. Kortschak: 14.8%
                        Thomas S. Roberts: 14.8%
                        Joseph F. Trustey: 14.8%

                        The foregoing percentages are calculated based on the 11,466,839 shares of Common Stock reported to be outstanding in a Form 10-Q for the quarter ended September 30, 1997.

      (c)               Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                                    Summit Ventures IV, L.P.: 1,698,378 shares
                                    Summit Partners IV, L.P.: 1,698,378 shares
                                    Stamps, Woodsum & Co. IV: 1,698,378 shares
                                    Summit Investors III, L.P.: 1,698,378 shares
                                    E. Roe Stamps, IV: 1,698,378 shares
                                    Stephen G. Woodsum: 1,698,378 shares


                               Page 18 of 35 Pages

                                    Martin J. Mannion: 1,698,378 shares
                                    John A. Genest: 1,698,378 shares
                                    Gregory M. Avis: 1,698,378 shares
                                    Ernest K. Jacquet: 1,698,378 shares
                                    Bruce R. Evans: 1,698,378 shares
                                    Walter G. Kortschak: 1,698,378 shares
                                    Thomas S. Roberts: 1,698,378 shares
                                    Joseph F. Trustey: 1,698,378 shares

                  (iii) sole power to dispose or direct the disposition of:

                        0 shares for each reporting person

                  (iv)  shared power to dispose or direct the disposition of:

                                    Summit Ventures IV, L.P.: 1,698,378 shares
                                    Summit Partners IV, L.P.: 1,698,378 shares
                                    Stamps, Woodsum & Co. IV: 1,698,378 shares
                                    Summit Investors III, L.P.: 1,698,378 shares
                                    E. Roe Stamps, IV: 1,698,378 shares
                                    Stephen G. Woodsum: 1,698,378 shares
                                    Martin J. Mannion: 1,698,378 shares
                                    John A. Genest: 1,698,378 shares
                                    Gregory M. Avis: 1,698,378 shares
                                    Ernest K. Jacquet: 1,698,378 shares
                                    Bruce R. Evans: 1,698,378 shares
                                    Walter G. Kortschak: 1,698,378 shares
                                    Thomas S. Roberts: 1,698,378 shares
                                    Joseph F. Trustey: 1,698,378 shares

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Intelligroup, Inc., except in the case of Summit Ventures IV, L.P., for the 1,609,966 shares which it holds of record, and in the case of Summit Investors III, L.P., for the 88,412 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.


                               Page 19 of 35 Pages

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                               Page 20 of 35 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10, 1998

SUMMIT VENTURES IV, L.P.                                  *
                                                   -------------------------
                                                   E. Roe Stamps, IV
By:   Summit Partners IV, L.P.

By:   Stamps, Woodsum & Co. IV                            *
                                                   -------------------------
                                                   Stephen G. Woodsum

      By:             *
          -----------------------------
          E. Roe Stamps, IV                               *
          General Partner                          -------------------------
                                                   Gregory M. Avis

SUMMIT INVESTORS III, L.P.
                                                          *
                                                   -------------------------
                                                   Martin J. Mannion

By:   /s/ John A. Genest
     ----------------------------------
      General Partner                               /s/ John A. Genest
                                                   -------------------------
                                                   John A. Genest

SUMMIT PARTNERS IV, L.P.
                                                          *
                                                   -------------------------
                                                   Ernest K. Jacquet
By:   Stamps, Woodsum & Co. IV

                                                          *
                                                   -------------------------
                                                   Bruce R. Evans
      By:            *
           ----------------------------
           E. Roe Stamps
           General Partner                                *
                                                   -------------------------
                                                   Walter G. Kortschak

STAMPS, WOODSUM & CO. IV
                                                          *
                                                   -------------------------
                                                   Thomas S. Roberts
By:          *
      ---------------------------------
      E. Roe Stamps
      General Partner


                              Page 21 of 35 Pages

                                                          *
                                                   -------------------------
                                                   Joseph F. Trustey


                                            *By:    /s/ John A. Genest
                                                   -------------------------
                                                   John A. Genest,
                                                   Attorney-in-Fact

----------------------

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 22 of 35 Pages

                                                         Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Intelligroup, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 10 day of February, 1998.

SUMMIT VENTURES IV, L.P.                                      *
                                                   -------------------------
                                                   E. Roe Stamps, IV
By:   Summit Partners IV, L.P.

By:   Stamps, Woodsum & Co. IV                                *
                                                   -------------------------
                                                   Stephen G. Woodsum

      By:         *
          -------------------------------
          E. Roe Stamps, IV                                   *
          General Partner                          -------------------------
                                                   Gregory M. Avis

SUMMIT INVESTORS III, L.P.
                                                              *
                                                   -------------------------
                                                   Martin J. Mannion
By:   /s/ John A. Genest
     ------------------------------------
      General Partner                               /s/ John A. Genest
                                                   -------------------------
SUMMIT PARTNERS IV, L.P.                           John A. Genest

By:   Stamps, Woodsum & Co. IV
                                                              *
                                                   -------------------------
                                                   Ernest K. Jacquet
      By:         *
          -------------------------------
          E. Roe Stamps, IV
          General Partner                                     *
                                                   -------------------------
                                                   Bruce R. Evans
STAMPS, WOODSUM & CO. IV

By:               *
     ------------------------------------
      E. Roe Stamps, IV
      General Partner


                              Page 23 of 35 Pages

                                                               *
                                                   -------------------------
                                                   Walter G. Kortschak

                                                               *
                                                   -------------------------
                                                   Thomas S. Roberts

                                                               *
                                                   -------------------------
                                                   Joseph F. Trustey


                                             *By:   /s/ John A. Genest
                                                   -------------------------
                                                   John A. Genest,
                                                   Attorney-in-Fact


-----------------------------

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 24 of 35 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                              Page 25 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  E. Roe Stamps, IV
                                       -------------------------
                                       E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                       -------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                              Page 26 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Stephen G. Woodsum
                                       -------------------------
                                       Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                       -------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                              Page 27 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Martin J. Mannion
                                       -------------------------
                                       Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                       -------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                              Page 28 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ John A. Genest
                                       -------------------------
                                        John A. Genest

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                       -------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                              Page 29 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                    /s/ Gregory M. Avis
                                                   -------------------------
                                                   Gregory M. Avis

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                            /s/ Katherine C. Ely
                                           -------------------------
                                           Notary Public


                                           My Commission expires:  May 28, 2000


                              Page 30 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                    /s/  Ernest K. Jacquet
                                                   -------------------------
                                                   Earnest K. Jacquet

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Earnest
K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/  Cynthia R. Freidman
                                       -------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                              Page 31 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                    /s/  Thomas S. Roberts
                                                   -------------------------
                                                   Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                       -------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                              Page 32 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                    /s/ Bruce R. Evans
                                                   -------------------------
                                                   Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                      /s/  Cynthia R. Freidman
                                      -------------------------
                                      Notary Public


                                      My Commission expires:  October 20, 2000


                              Page 33 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                     /s/  Walter G. Kortschak
                                                   -------------------------
                                                   Walter G. Kortschak

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                           /s/ Katherine C. Ely
                                          -------------------------
                                          Notary Public


                                          My Commission expires:  May 28, 2000


                              Page 34 of 35 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                                    /s/  Joseph F. Trustey
                                                   -------------------------
                                                   Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/  Cynthia R. Freidman
                                      -------------------------
                                      Notary Public


                                      My Commission expires:  October 20, 2000


                              Page 35 of 35 Pages